UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 22, 2007

SPX CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-6948	38-1016240
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

13515 Ballantyne Corporate Place

Charlotte, North Carolina 28277

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (704) 752-4400

NOT APPLICABLE

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.         Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective February 22, 2007, the SPX Corporation Board of Directors increased the size of the board from seven to nine and elected J. Michael Fitzpatrick and Albert A. Koch to serve as directors.  The new directors’ initial terms will expire at the 2007 annual meeting of stockholders, at which time they will stand for election to three-year terms.

Each of Fitzpatrick and Koch will receive a retainer of $75,000 per annum for his service as a director.  The Board of Directors increased the retainer for all directors to $75,000 from $60,000, effective January 1, 2007.  In addition, each of Fitzpatrick and Koch will participate in the company’s 2006 Non-Employee Directors’ Stock Incentive Plan, which provides for annual grants of 2,500 shares of restricted stock, divided into three equal tranches eligible for vesting over three calendar years, with the vesting of each tranche contingent on SPX stockholder return exceeding that of the S&P 500 for the measurement period.  Restricted stock that does not vest within the three-year period is forfeited.  Directors receive dividends on the unvested portion of their stock.

Neither of the new directors has been appointed to a committee as of the date of this filing.

On February 26, 2007, the company issued a press release announcing the election of Fitzpatrick and Koch to its Board of Directors.  The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.         Financial Statements and Exhibits.

The following exhibits are filed herewith.

Exhibit Number	Description
99.1	Press Release Issued February 26, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPX CORPORATION

Date: February 26, 2007	By:	/s/ Kevin L. Lilly
Kevin L. Lilly
Senior Vice President, Secretary
and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release Issued February 26, 2007